EXHIBIT 99.1
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                        AGREEMENT AND PLAN OF MERGER
                        ----------------------------


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                            TDG HOLDING COMPANY,



                             TDG MERGER CO. AND

                            THE DWYER GROUP, INC.



                        AGREEMENT AND PLAN OF MERGER


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                          Dated as of May 11, 2003

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                              TABLE OF CONTENTS
                              -----------------

   ARTICLE I      THE MERGER . . . . . . . . . . . . . . . . . . . . .  2
        Section 1.1    The Merger. . . . . . . . . . . . . . . . . . .  2
        Section 1.2    Effective Time. . . . . . . . . . . . . . . . .  2
        Section 1.3    Effect of the Merger; Closing . . . . . . . . .  2
        Section 1.4    Subsequent Actions. . . . . . . . . . . . . . .  2
        Section 1.5    Certificate of Incorporation; Bylaws;
                       Directors and Officers. . . . . . . . . . . . .  3
        Section 1.6    Conversion of Securities. . . . . . . . . . . .  3
        Section 1.7    Dissenting Shares . . . . . . . . . . . . . . .  4
        Section 1.8    Surrender of Shares; Stock Transfer Books . . .  5
        Section 1.9    Stock Plans, Non-Plan Options and Warrant
                       Agreements. . . . . . . . . . . . . . . . . . .  6
        Section 1.10   Certain Adjustments . . . . . . . . . . . . . .  7

   ARTICLE II     REPRESENTATIONS AND WARRANTIES OF PARENT
                  AND PURCHASER. . . . . . . . . . . . . . . . . . . .  7
        Section 2.1    Corporate Organization. . . . . . . . . . . . .  7
        Section 2.2    Authority Relative to this Agreement. . . . . .  8
        Section 2.3    No Conflict; Required Filings and Consents. . .  8
        Section 2.4    Financing Arrangements. . . . . . . . . . . . .  9
        Section 2.5    Proxy Statement; Schedule 13E-3 . . . . . . . .  9
        Section 2.6    Brokers . . . . . . . . . . . . . . . . . . . .  9
        Section 2.7    No Additional Representations of Warranties . . 10

   ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . 10
        Section 3.1    Organization and Qualification; Subsidiaries. . 10
        Section 3.2    Capitalization. . . . . . . . . . . . . . . . . 10
        Section 3.3    Authority Relative to this Agreement. . . . . . 11
        Section 3.4    No Conflict; Required Filings and Consents. . . 12
        Section 3.5    SEC Filings; Financial Statements . . . . . . . 13
        Section 3.6    Absence of Certain Changes or Events. . . . . . 14
        Section 3.7    Litigation. . . . . . . . . . . . . . . . . . . 14
        Section 3.8    Employee Benefit Plans; Labor Matters . . . . . 14
        Section 3.9    Proxy Statement; Schedule 13E-3 . . . . . . . . 18
        Section 3.10   Compliance; Permits . . . . . . . . . . . . . . 19
        Section 3.11   Taxes . . . . . . . . . . . . . . . . . . . . . 20
        Section 3.12   Intellectual Property . . . . . . . . . . . . . 21
        Section 3.13   Contracts . . . . . . . . . . . . . . . . . . . 23
        Section 3.14   Environmental Matters . . . . . . . . . . . . . 23
        Section 3.15   Related Party Transactions. . . . . . . . . . . 26
        Section 3.16   Relationships with Franchisees. . . . . . . . . 26
        Section 3.17   State Takeover Statutes . . . . . . . . . . . . 28
        Section 3.18   Required Vote of Company Stockholders . . . . . 28
        Section 3.19   Opinion of Financial Advisor. . . . . . . . . . 28
        Section 3.20   Brokers . . . . . . . . . . . . . . . . . . . . 28
        Section 3.21   No Additional Representations of Warranties . . 28




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   ARTICLE IV     CONDUCT OF BUSINESS PENDING THE MERGER . . . . . . . 28
        Section 4.1    Conduct of Business Pending the Merger. . . . . 28
        Section 4.2    No Shopping . . . . . . . . . . . . . . . . . . 30

   ARTICLE V      ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . 32
        Section 5.1    Proxy Statement; Schedule 13E-3 . . . . . . . . 32
        Section 5.2    Meeting of Stockholders of the Company. . . . . 33
        Section 5.3    Notification of Certain Matters . . . . . . . . 33
        Section 5.4    Access to Information; Transition . . . . . . . 33
        Section 5.5    Reasonable Best Efforts; Cooperation. . . . . . 34
        Section 5.6    Public Announcements. . . . . . . . . . . . . . 36
        Section 5.7    Agreement to Defend and Indemnify . . . . . . . 36
        Section 5.8    Stockholder Litigation. . . . . . . . . . . . . 38
        Section 5.9    Standstill Agreements; Confidentiality
                       Agreements. . . . . . . . . . . . . . . . . . . 38
        Section 5.10   Delisting . . . . . . . . . . . . . . . . . . . 38
        Section 5.11   Employee and Termination Benefits . . . . . . . 38
        Section 5.12   Tax Treatment . . . . . . . . . . . . . . . . . 40

   ARTICLE VI     CONDITIONS OF MERGER . . . . . . . . . . . . . . . . 40
        Section 6.1    Conditions to Obligations of Each Party
                       to Effect the Merger. . . . . . . . . . . . . . 40
        Section 6.2    Conditions to Obligations of Parent and
                       Purchaser to Effect the Merger. . . . . . . . . 40
        Section 6.3    Conditions to Obligations of the Company
                       to Effect the Merger. . . . . . . . . . . . . . 42

   ARTICLE VII    TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . 42
        Section 7.1    Termination . . . . . . . . . . . . . . . . . . 42
        Section 7.2    Effect of Termination . . . . . . . . . . . . . 44

   ARTICLE VIII   GENERAL PROVISIONS . . . . . . . . . . . . . . . . . 46
        Section 8.1    Non-Survival of Representations, Warranties
                       and Agreements. . . . . . . . . . . . . . . . . 46
        Section 8.2    Notices . . . . . . . . . . . . . . . . . . . . 46
        Section 8.3    Expenses. . . . . . . . . . . . . . . . . . . . 47
        Section 8.4    Certain Definitions . . . . . . . . . . . . . . 47
        Section 8.5    Headings. . . . . . . . . . . . . . . . . . . . 49
        Section 8.6    Severability. . . . . . . . . . . . . . . . . . 49
        Section 8.7    Entire Agreement; No Third-Party Beneficiaries. 50
        Section 8.8    Assignment. . . . . . . . . . . . . . . . . . . 50
        Section 8.9    Governing Law . . . . . . . . . . . . . . . . . 50
        Section 8.10   Amendment . . . . . . . . . . . . . . . . . . . 50
        Section 8.11   Waiver. . . . . . . . . . . . . . . . . . . . . 50
        Section 8.12   Consent to Jurisdiction . . . . . . . . . . . . 51
        Section 8.13   Specific Enforcement. . . . . . . . . . . . . . 51
        Section 8.14   Interpretation. . . . . . . . . . . . . . . . . 51
        Section 8.15   Counterparts. . . . . . . . . . . . . . . . . . 51





                                    -ii-







   TABLE OF DEFINITIONS

          Acquisition Agreement . . . 31     Hazardous Substance . . . . 25
          Acquisition Transaction . . 32     HSR Act . . . . . . . . . .  9
          affiliate . . . . . . . . . 47     Indemnified Parties . . . . 36
          Agreement . . . . . . . . .  1     Intellectual Property . . . 21
          Board of Directors  . . . .  1     IRS . . . . . . . . . . . . 15
          Business Day  . . . . . . .  2     Knowledge of the Company. . 49
          Certificate of Merger . . .  2     Law . . . . . . . . . . . . 25
          Certificate(s)  . . . . . .  5     License Agreements  . . . . 26
          Claim . . . . . . . . . . . 36     Licensees . . . . . . . . . 26
          Closing . . . . . . . . . .  2     Lien  . . . . . . . . . . .  8
          Closing Date  . . . . . . .  2     Merger  . . . . . . . . . .  1
          Code  . . . . . . . . . . . 15     Merger Consideration  . . .  3
          Company . . . . . . . . . .  1     Non-Plan Option Agreements.  7
          Company Common Stock  . . . 10     Non-Plan Options  . . . . .  6
          Company IP  . . . . . . . . 21     Option Plans  . . . . . . .  6
          Company Material Adverse           Options . . . . . . . . . .  6
            Effect  . . . . . . . . . 48     Parent  . . . . . . . . . .  1
          Company Preferred Stock . . 10     Parent Information  . . . .  9
          Company Stockholders               Parent Material Adverse
            Meeting . . . . . . . . . 18       Effect. . . . . . . . . .  8
          Competition Laws  . . . . .  9     Parent Representatives. . . 34
          Confidentiality Agreement . 31     Parent Stock. . . . . . . .  1
          Continuing Employees  . . . 38     Paying Agent. . . . . . . .  5
          Contribution Agreement  . .  1     PCBs. . . . . . . . . . . . 25
          control . . . . . . . . . . 48     Permits . . . . . . . . . . 19
          Controlled Group  . . . . . 15     Person. . . . . . . . . . . 49
          Converted Shares  . . . . .  1     Proxy Statement . . . . . . 18
          Debt  . . . . . . . . . . . 14     Purchaser . . . . . . . . .  1
          Delaware Law  . . . . . . .  1     Recent SEC Reports. . . . . 23
          Desktop Software  . . . . . 22     Release . . . . . . . . . . 25
          Disclosure Schedule . . . . 10     Riverside . . . . . . . . .  1
          Dissenting Shares . . . . .  4     Rollover Stockholders . . .  1
          DOJ . . . . . . . . . . . . 35     Schedule 13E-3  . . . . . . 19
          EBITDA  . . . . . . . . . . 49     SEC . . . . . . . . . . . . 13
          Effective Time  . . . . . .  2     SEC Reports . . . . . . . . 13
          Employee Plan . . . . . . . 15     Securities Act  . . . . . . 13
          Employee Plans  . . . . . . 15     Shares. . . . . . . . . . .  1
          Environment . . . . . . . . 24     Subsidiary. . . . . . . . . 10
          Environmental Claim . . . . 24     Superior Proposal . . . . . 32
          Environmental Condition . . 26     Surviving Corporation . . .  2
          Environmental Laws  . . . . 25     Surviving Corporation Common
          Environmental Permit  . . . 26       Stock . . . . . . . . . .  4
          ERISA . . . . . . . . . . . 14     Tax Return. . . . . . . . . 21
          Exchange Act  . . . . . . .  6     Taxes . . . . . . . . . . . 21
          Expenses  . . . . . . . . . 46     Termination Fee . . . . . . 44
          Foreign Plan  . . . . . . . 18     UFOCs . . . . . . . . . . . 27
          Franchise Agreements  . . . 26     Voting Agreement. . . . . .  1
          Franchisees . . . . . . . . 26     Warrant Agreements. . . . .  7
          FTC . . . . . . . . . . . . 27     Warrants . . . . . . .. . .  7
          GAAP  . . . . . . . . . . . 13
          Governmental Entity . . . .  9

                                    -iii-







                        AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of May 11, 2003 (this "Agreement"), is among THE DWYER GROUP, INC., a Delaware corporation (the "Company"), TDG HOLDING COMPANY, a Delaware corporation
   ("Parent"), and TDG MERGER CO., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser").

                           BACKGROUND INFORMATION
                           ----------------------

        A. The Board of Directors of the Company has determined that it is advisable and in the best interests of its stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein.

        B. The Boards of Directors of the Company, Purchaser and Parent each have approved and declared advisable this Agreement, which provides for the merger of Purchaser with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware, as amended ("Delaware Law"), and upon the terms and subject to the conditions set forth herein, whereby all of the issued and outstanding shares (the "Shares") of Company Common Stock, other than Dissenting Shares, the Converted Shares and any shares of Common Stock owned by Parent, Purchaser or held in the treasury of the Company, will be converted into the right to receive the Merger Consideration.

        C. The Board of Directors of the Company (the "Board of Directors") has unanimously resolved to recommend this Agreement and acceptance of the Merger to the holders of Shares and has determined that the consideration to be paid for each Share in the Merger is fair to the holders of such Shares and to recommend that the holders of such Shares adopt this Agreement.

        D. In order to induce Parent and Purchaser to enter into this Agreement, concurrently with the execution and delivery hereof, Parent, Purchaser, the Company and certain of the Company's stockholders (who together beneficially own approximately 58.5% of the outstanding Shares), are entering into a voting agreement dated the date hereof (the "Voting Agreement").

        E. Concurrently with the execution and delivery hereof, the stockholders of the Company listed on Section A of the Disclosure Schedule (the "Rollover Stockholders"), 2000 Riverside Capital Appreciation Fund, L.P., a Delaware limited partnership ("Riverside"), and Parent have entered into a contribution agreement (the "Contribution Agreement"), pursuant to which, subject to the satisfaction of the conditions set forth therein, (a) Riverside will contribute cash to Parent in exchange for shares of common stock, $.01 par value per share, of Parent ("Parent Stock"), and (b) the Rollover Stockholders will contribute shares of Company Common Stock (the "Converted Shares") or cash to Parent in exchange for shares of Parent Stock, all as set forth in the Contribution Agreement. Section A of the Disclosure Schedule sets forth the respective aggregate dollar value to be contributed to Parent in cash or converted shares by each Rollover Stockholder.

                           STATEMENT OF AGREEMENT
                           ----------------------
        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:

                                  ARTICLE I
                                 THE MERGER

        Section 1.1 THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement and Delaware Law, Purchaser shall be merged with and into the Company, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

        Section 1.2 EFFECTIVE TIME. On or as promptly as practicable after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the time of such filing being the "Effective Time").

        Section 1.3 EFFECT OF THE MERGER; CLOSING. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation. The closing of the Merger (the "Closing") shall take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be as soon as practicable, but in any event no later than the third Business Day after satisfaction or waiver of the latest to occur of the conditions precedent set forth in Article VI, at the offices of Jones Day, 2727 N. Harwood Street, Dallas, Texas or such other location as may be reasonably requested by Parent's financing sources, unless another time, date or location is agreed to in writing by the parties. "Business Day" means any day other than Saturday, Sunday, a federal holiday or a day on which banks in the State of New York are required to be closed.

        Section 1.4 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised

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   that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

        Section 1.5    CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS
   AND OFFICERS.

        (a) At the Effective Time, the certificate of incorporation of the Purchaser, as in effect immediately before the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation.

        (b) The bylaws of Purchaser, as in effect immediately before the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

        (c) The board of directors of Purchaser immediately before the Effective Time will be the initial board of directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the board of directors of the Surviving Corporation or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Law.

        Section 1.6 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, the Company or the holder of any capital stock of the Company or Purchaser:

        (a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be canceled pursuant to Section 1.6(b) and any Dissenting Shares) shall be converted into the right to receive $6.75 in cash payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate which immediately prior to the Effective Time represented

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   such Share in the manner provided in Section 1.8.  All such Shares, when so converted as provided herein, shall automatically be canceled and extinguished and will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented such Share will cease to have any rights with respect thereto except as otherwise provided herein and by Law and shall only represent the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.8. Any payment made pursuant to this Section 1.6(a) will be made net of applicable withholding taxes to the extent such withholding is required by Law.

        (b) Each Share issued and outstanding immediately before the Effective Time and held in the treasury of the Company or owned by Parent, Purchaser or any other subsidiary of Parent (including, without limitation, the Converted Shares) shall be automatically canceled and will cease to exist and no payment or other consideration shall be made with respect thereto.

        (c) Each share of common stock, par value $.0l per share, of Purchaser issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

        Section 1.7    DISSENTING SHARES.

        (a) Notwithstanding any provision of this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal of the Shares owned by such holder in accordance with Delaware Law (including, but not limited to, Section 262 thereof) and as of the Effective Time has neither effectively withdrawn nor lost the right to such appraisal ("Dissenting Shares"), shall not be converted into or represent the right to receive cash pursuant to
   Section 1.6, and the holder thereof shall be entitled to only such rights as are granted by Delaware Law.

        (b) Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall fail to perfect or effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then such holder's Shares shall be treated as if they had been automatically converted as of the Effective Time into and represent only the right to receive cash as provided in Section 1.6(a), without interest thereon upon surrender of the certificate or certificates formerly representing such Shares.

        (c) The Company shall give Purchaser (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to Delaware Law received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Purchaser, settle or offer to settle any such demands.

        Section 1.8    SURRENDER OF SHARES; STOCK TRANSFER BOOKS.

        (a) Before the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares (other than the Converted Shares) (the "Paying Agent") to receive the funds necessary to make the payments contemplated by Section 1.6. Immediately following the Effective Time, and promptly as needed thereafter, Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent for the benefit of holders of Shares (other than the Shares to be cancelled pursuant to Section 1.6(b)) the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 1.6.

        (b) Promptly after the Effective Time, Purchaser shall cause the distribution to holders of record of Shares (other than the Converted Shares) as of the Effective Time of appropriate materials to facilitate such surrender in a form mutually acceptable to Purchaser and the Company. Each holder of a certificate or certificates which immediately before the Effective Time represented Shares (other than the Converted Shares) (the "Certificate(s)") may thereafter surrender such Certificate or Certificates to the Paying Agent, as agent for such holder. Upon the surrender of Certificates for cancellation, together with such materials, Purchaser shall cause the Paying Agent to promptly pay the holder of such Certificates in exchange therefor, cash in an amount equal to the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate. Until so surrendered, each such Certificate (other than Certificates representing Converted Shares, Dissenting Shares and Certificates representing Shares held by Parent, Purchaser, or any subsidiary of Parent or in the treasury of the Company) shall represent solely the right to receive the Merger Consideration relating thereto.

        (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or instrument surrendered or shall have established to the satisfaction of Purchaser or the Paying Agent that such tax either has been paid or is not payable.

        (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of any Shares thereafter on the records of the Company. If, at or after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 1.6(a). No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented issued and outstanding Shares.

        (e) Promptly following the date which is one (1) year after the Effective Time, the Paying Agent shall deliver to Purchaser all cash, Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate (other than Certificates representing Converted Shares, Dissenting Shares and Certificates representing Shares held by Parent, Purchaser, or any other subsidiary of Parent or in the treasury of the Company) may surrender such Certificate to Parent or the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration thereof the Merger Consideration relating thereto, without any interest or dividends thereon.

        (f) The Merger Consideration paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable federal back-up withholding.

        (g) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof as determined in accordance with Section 1.6 if the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as the Surviving Corporation may reasonably direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

        Section 1.9    STOCK PLANS, NON-PLAN OPTIONS AND WARRANT
   AGREEMENTS.

        (a) The Company shall (which shall include, but are not limited to, satisfying the requirements of Rule 16b-3(e) which is promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), without incurring any liability in connection therewith) provide that, upon consummation of the Merger, (i) each then outstanding option to purchase Shares (the "Options") granted under any of the Company's stock option plans referred to in Section 3.2(a), each as amended (collectively, the "Option Plans"), (ii) each then outstanding option to purchase Shares (the "Non-Plan Options") granted outside of the Option Plans referred to in Section 3.2(a), each as amended (collectively, the "Non-Plan Option Agreements") and
   (iii) each then outstanding warrant to purchase Shares (the "Warrants") granted under any of the warrant agreements referred to in
   Section 3.2(a), each as amended (collectively, the "Warrant Agreements"), whether or not then exercisable or vested, shall be acquired by the Company for cancellation in consideration of payment to the holders of such Options, Non-Plan Options and Warrants of an amount in cash in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes). Without limiting the generality of the Company's obligations under this
   Section 1.9(a), the Company shall obtain any consents required of holders of Options, Non-Plan Options and Warrants to effect the foregoing.

        (b) Subject to Sections 1.9(a) and (b), the Company shall cause the Option Plans, Non-Plan Option Agreements and Warrant Agreements to terminate as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of Options, Non-Plan Options or Warrants or any participant in the Option Plans, shall have any right to acquire any equity securities of the Surviving Corporation or any subsidiary thereof solely as a result of such holder's Options, Non-Plan Options or Warrants.

        Section 1.10 CERTAIN ADJUSTMENTS. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split, reverse stock split, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares, Options, Non-Plan Options and Warrants the same economic effect as contemplated by this Agreement.

                                 ARTICLE II
                      REPRESENTATIONS AND WARRANTIES OF
                            PARENT AND PURCHASER

        Parent and Purchaser, jointly and severally, represent and warrant to the Company as follows:

        Section 2.1 CORPORATE ORGANIZATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted. Purchaser is a wholly owned subsidiary of Parent.

        Section 2.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Purchaser has the necessary corporate power and authority to enter into this Agreement and, subject to the filing of the Certificate of Merger as required by Delaware Law, to carry out each of their obligations hereunder. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and, subject to the filing of the Certificate of Merger as required by Delaware Law, no other corporate proceeding is necessary for the execution and delivery of this Agreement by Parent or Purchaser, the performance by Parent or Purchaser of their respective obligations hereunder and the consummation by Parent or Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each such corporation, enforceable against each of them in accordance with its terms, except that (a) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereinafter in effect, affecting creditors' rights generally, and (b) the general principles of equity (regardless of whether enforceability is considered at a proceeding at Law or in equity).

        Section 2.3    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the consummation by Parent and Purchaser of the transactions contemplated hereby will not, (i) conflict with or violate any Law, court order, judgment or decree applicable to Parent or Purchaser or by which any of their property is bound, (ii) violate or conflict with the organizational documents of either Parent or Purchaser, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien, encumbrance, pledge, claim, option, charge, easement, restriction, covenant, condition of record, encroachment, encumbrance or security interest (a "Lien") on any of the property or assets of Parent or Purchaser pursuant to, any material contract, instrument, permit, license to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their property is bound, except in the case of clauses (i) and (iii) for conflicts, violations, breaches or defaults that individually or in the aggregate would not be reasonably expected to prevent or materially impair or delay the consummation by Parent or Purchaser of the transactions contemplated hereby (each, a "Parent Material Adverse Effect").

        (b) Except for applicable requirements, if any, under the Exchange Act or under Competition Laws, and the filing of the Certificate of Merger as required by Delaware Law, neither Parent nor Purchaser is required to submit any notice, report or other filing with any federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a "Governmental Entity"), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, the failure of which to submit would have a Parent Material Adverse Effect. Parent, as the sole stockholder of Purchaser, has voted or consented in writing to the adoption of this Agreement. "Competition Laws" means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, and includes the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and, to the extent applicable, equivalent Laws of the European Union or the Member States thereof, Canada and any other country in which the Company or any of its Subsidiaries has operations or derives revenue.

        Section 2.4 FINANCING ARRANGEMENTS. Parent has, or at the Closing will have, and at the Closing will make available to Purchaser, sufficient cash, available lines of credit or other sources of immediately available funds necessary to purchase all of the Shares (other than the Converted Shares), Options, Non-Plan Options and Warrants, in accordance with the terms of this Agreement and to pay all related fees and expenses pursuant to the Merger.

        Section 2.5 PROXY STATEMENT; SCHEDULE 13E-3. None of the information supplied or to be supplied by Parent, Purchaser, their respective officers, directors, representatives, agents or employees (the "Parent Information"), for inclusion in the Proxy Statement or the Schedule 13E-3, or in any amendments thereof or supplements thereto, will, (a) in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, or (b) in the case of the Schedule 13E-3, as of the date thereof and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents.

        Section 2.6    BROKERS.  Except for any affiliate of The
   Riverside Company, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

        Section 2.7 NO ADDITIONAL REPRESENTATIONS OF WARRANTIES. Other than the representations and warranties expressly set forth in this Article II, Parent and Purchaser make no representations or warranties in connection with the transactions contemplated hereby.

                                 ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth on the Disclosure Schedule to this Agreement (the "Disclosure Schedule"), which is expressly incorporated herein by reference, the Company hereby represents and warrants to Parent and Purchaser as follows:

        Section 3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company and each of its Subsidiaries (a) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and (b) is duly qualified as a foreign corporation or other legal entity to do business, and is in good standing, in each other jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except in the case of clause (b) for failures which, when taken together with all other such failures, would not have a Company Material Adverse Effect. Section 3.1 of the Disclosure Schedule lists each of the Company's Subsidiaries (specifying those that as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X under the Exchange Act)) and their respective jurisdictions of incorporation or organization. The term "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. The Company has previously delivered to Parent a complete and correct copy of the certificate of incorporation and bylaws (or comparable organizational documents) of the Company and each Subsidiary, as currently in effect.

        Section 3.2    CAPITALIZATION.

        (a) The authorized capital stock of the Company consists of 15,000,000 shares of common stock, $.10 par value (the "Company Common Stock"), and 500,000 shares of preferred stock, $1.00 par value (the "Company Preferred Stock"). As of the close of business on May 11, 2003, (i) 7,063,931 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, (ii) 647,254 shares of Company Common Stock were held in the treasury of the Company, (iii) 990,000 shares of Company Common Stock were reserved for issuance under the Option Plans and the Non-Plan Option Agreements, as listed on Section 3.2(a) of the Disclosure Schedule in the amounts stated in such schedule, (iv) 337,920 shares of Company Common Stock were reserved for issuance upon the exercise of Warrants issued under the Warrant Agreements, as listed on Section 3.2(a) of the Disclosure Schedule, and (v) no shares of Preferred Stock were issued and outstanding. Section 3.2(a) of the Disclosure Schedule sets forth the holders of all outstanding Options, Non-Plan Options, Warrants, restricted stock, performance shares or units, deferred shares, stock units and other stock awards and the number, exercise prices, vesting schedules, performance targets, expiration dates and other forfeiture provisions of each grant to such holders. Except as disclosed on Section 3.2(a) of the Disclosure Schedule, there are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

        (b) All outstanding shares of capital stock of, or other equity interests in, each of the Company's Subsidiaries (i) have been validly issued and are fully paid and nonassessable; (ii) are free and clear of all Liens; and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except as provided by applicable Law. All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's Subsidiaries are beneficially owned, directly or indirectly, by the Company. The Company does not, directly or indirectly, own more than 20% but less than 100% of the capital stock or other equity interest in any Person except as listed on Section 3.2(b) of the Disclosure Schedule, nor is it obligated to make any capital contribution to or other investment in any other Person.

        Section 3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder vote required by Delaware Law and the filing of a Certificate of Merger as required by Delaware Law, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and, subject to any necessary stockholder vote required by Delaware Law and the filing of the Certificate of Merger as required by Delaware Law, no other corporate proceeding is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that (a) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereinafter in effect, affecting creditors' rights generally, and (b) the general principles of equity (regardless of whether enforceability is considered at a proceeding at Law or in equity).

        Section 3.4    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate any Law, court order, judgment or decree applicable to the Company or by which its property is bound, (ii) violate or conflict with the certificates of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any contract, instrument, Permit, License Agreement or Franchise Agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective property is bound, except in the case of clauses (i) and (iii) for conflicts, violations, breaches or defaults which, individually or in the aggregate, would not have or result in a Company Material Adverse Effect.

        (b) Except for applicable requirements, if any, of the Exchange Act or under Competition Laws, "takeover" or "blue sky" Laws of various states, filing of the Certificate of Merger as required by Delaware Law, and as set forth on Section 3.4(b) of the Disclosure Schedule, the Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby the failure of which to submit would, individually or in the aggregate, have or result in a Company Material Adverse Effect. Except as set forth on
   Section 3.4(b) of the Disclosure Schedule, no waiver, consent, approval or authorization of any Governmental Entity or any third party is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement the failure of which to obtain or make, individually or in the aggregate, would have or result in a Company Material Adverse Effect.

        Section 3.5    SEC FILINGS; FINANCIAL STATEMENTS.

        (a) The Company has timely filed all forms, reports, schedules, statements and other documents required to be filed with the SEC since January 1, 2000, except where any failure to so timely file would not have or result in a Company Material Adverse Effect, and the Company has heretofore delivered or made available to Parent, in the form filed with the Securities and Exchange Commission (the "SEC"), its
   (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2002, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 2000, and (iii) all other forms, reports or registration statements (other than registration statements on Form S-8) filed by the Company with the SEC pursuant to the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, since January 1, 2000 (collectively, whether filed before, on or after the date hereof, the "SEC Reports"). The SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b) The consolidated financial statements contained in the SEC Reports were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q) and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements contained in the SEC Reports may not contain footnotes and were or are subject to normal and recurring year-end adjustments which should not be materially adverse to the Company and its Subsidiaries taken as a whole.

        (c) Except as reflected or reserved against in the consolidated financial statements contained in the SEC Reports filed prior to the date hereof or otherwise disclosed in the SEC Reports filed prior to the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which in the aggregate would have or result in a Company Material Adverse Effect or which would be required to be set forth in consolidated financial statements in accordance with GAAP.

        (d) Section 3.5(d) of the Disclosure Schedule, as of the date indicated therein, includes a true, correct and complete list of the individual components (indicating the amount and the Person to whom such Debt is owed) of all Debt outstanding with respect to the Company or any of its Subsidiaries. "Debt" means: either (i) any liability
   (A) for borrowed money (including the current portion thereof);
   (B) under any reimbursement obligation relating to a letter of credit, bankers' acceptance or note purchase facility; (C) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation); (D) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with GAAP; or (E) for all or any part of the deferred purchase price of property or services (other than trade payables); or
   (ii) any liability of others described in the preceding clause (i) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person.

        Section 3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2002, except as contemplated by this Agreement, set forth in the SEC Reports filed prior to the date hereof or set forth on
   Section 3.6 of the Disclosure Schedule, (a) the Company and its Subsidiaries have conducted their respective operations only in the ordinary course consistent with past practices, (b) there has not been a Company Material Adverse Effect, and (c) the Company and its Subsidiaries have not taken action that if taken after the date hereof would constitute a violation of Section 4.1 hereof.

        Section 3.7 LITIGATION. Except as disclosed in the SEC Reports filed prior to the date hereof or as set forth on Section 3.7 of the Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations of any nature pending or, to the knowledge of the Company, threatened against the Company, or any properties or rights of the Company, before any court, administrative, governmental or regulatory authority or body, domestic or foreign which, if adversely determined individually or in the aggregate with all such other claims, actions, suits, proceedings or investigations would be reasonably expected to (a) have a Company Material Adverse Effect, or (b) materially and adversely affect the Company's ability to perform its obligations under this Agreement. The Company is not subject to any order, judgment, injunction or decree having, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.8    EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

        (a) Section 3.8(a) of the Disclosure Schedule sets forth a complete list of (i) all "employee benefit plans," as defined in
   Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, stockholders, consultants, or independent contractors of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has made or is required to make payments, transfers, or contributions (all of the above being hereinafter individually or collectively referred to as "Employee Plan" or "Employee Plans," respectively). The Company and its Subsidiaries have no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than (x) the Employee Plans and (y) as set forth on Section 5.11(c) of the Disclosure Schedule.

        (b) Copies of the following materials have been delivered or made available to Parent: (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination letters or prototype opinion letters from the Internal Revenue Service ("IRS") with respect to any of the Employee Plans intended to satisfy the qualification requirements of the Internal Revenue Code of 1986, as amended (the "Code"), (iii) all current summary plan descriptions, summaries of material modifications and annual reports, and summary annual reports for the two plan years immediately preceding the date hereof, (iv) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Plan, and (v) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by Parent.

        (c) Each Employee Plan has been maintained, operated, and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance in all material respects with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any material liability or excise tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries.

        (d) Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

        (e) Neither the Company nor any member of a trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under
   Section 414(t) of the Code (the "Controlled Group") currently has and at no time in the past has had an obligation to contribute to a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or
   Section 412 of the Code, a "multiemployer plan" as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

        (f) With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of
   Section 4980B of the Code and Part 6 of Subtitle B of Title I of
   ERISA.

        (g)  With respect to each group health plan that is subject to
   Section 1862(b)(1) of the Social Security Act (42 U.S.C. Section 1395y(b)), to the knowledge of the Company, the Company and its Subsidiaries have complied with the secondary payer requirements of
   Section 1862(b)(1) of such Act.

        (h) No Employee Plan is or at any time was funded through a "welfare benefit fund" as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees' beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

        (i) All contributions, transfers, and payments in respect of any Employee Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.

        (j) There is no pending or, to the knowledge of the Company, threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Employee Plan (other than routine claims for benefits), nor, to the knowledge of the Company, is there any basis for one.

        (k) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan have been paid, made or accrued.

        (l) To the knowledge of the Company, with respect to any insurance policy providing funding for benefits under any Employee Plan, (i) there is no liability of the Company or any of its Subsidiaries, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding, and no such proceedings with respect to any insurer are imminent.

        (m) No Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law, (ii) death or retirement benefits under any qualified Employee Plan, (iii) deferred compensation benefits reflected on the books of the Company or any of its Subsidiaries, or (iv) the exercise of options following termination of service or retirement.

        (n) Except as set forth on Section 4.1(d) of the Disclosure Schedule, the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any officer, employee, or former employee (or dependents of such employee), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer or director of the Company or any of its Subsidiaries.

        (o) The Company and its Subsidiaries have not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any of its Subsidiaries other than the Employee Plans, or to make any amendments to any of the Employee Plans, except (i) for amendments required by applicable Law or this Agreement, (ii) for amendments deemed necessary by the Company to obtain a favorable determination letter from the IRS and (iii) as set forth in Section 4.1(d) of the Disclosure Schedule.

        (p) The Company and its Subsidiaries have reserved all rights necessary to amend or terminate each of the Employee Plans except as required by applicable Law.

        (q) Except as set forth on Section 3.8(q) of the Disclosure Schedule, no Employee Plan provides benefits to any individual who is not a current or former employee, director, officer, stockholder, consultant or independent contractor of the Company or any of its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee, director, officer, stockholder, consultant or independent contractor, except for benefits for continued group health coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state Laws.

        (r) All premium payments required to be paid by the Company with respect to workers' compensation arrangements of the Company have been made or accrued as a liability on the Company's consolidated financial statements.

        (s) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its Subsidiaries under any contract, Employee Plan, program, arrangement or understanding currently in effect.

        (t) The term "Foreign Plan" shall mean any Employee Plan that is maintained outside of the United States. Neither the Company, nor any member of the Controlled Group currently has and at no time in the past has sponsored or maintained or had an obligation to contribute to a Foreign Plan.

        (u) None of the Company or any of its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization, and the Company does not know of any activity or proceeding of any labor organization (or representative thereof) to organize any of its or their employees. The Company and its Subsidiaries are not, and have not since January 1, 2000 been, subject to any pending, or to the knowledge of the Company, threatened
   (i) unfair labor practice, employment discrimination or sexual harassment claim, suit, action, demand, governmental investigation or other complaint; (ii) strike, lockout or dispute, slowdown or work stoppage; or (iii) claim, suit, action, demand, governmental investigation or other complaint, in respect of which any director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries.

        (v) No representation or warranty set forth in this Section 3.8 shall be deemed to be breached unless such breach, individually or in the aggregate, would result in a Company Material Adverse Effect.

        Section 3.9 PROXY STATEMENT; SCHEDULE 13E-3. The proxy statement or information statement to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the adoption of the Agreement, including any adjournment or postponement thereof (the "Company Stockholders Meeting") (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), at the date mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting (a) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Rule 13E-3 Transaction Statement on
   Schedule 13E-3 (such transaction statement, as amended or supplemented, is herein referred to as the "Schedule 13E-3"), as of the date of such Schedule 13E-3 and at the Effective Time, (a) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by the Company with respect to any information supplied by Parent or Purchaser or their respective accountants, counsel or other authorized representatives for use in any of the foregoing documents.

        Section 3.10   COMPLIANCE; PERMITS.

        (a) Except as disclosed in the SEC Reports filed prior to the date hereof, the business of the Company and its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) their respective certificate of incorporation or bylaws (or comparable organizational documents); (ii) any note, bond, mortgage, indenture, contract, agreement, franchise, lease or other instrument or agreement of any kind to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets may be bound; or (iii) any Law, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any Subsidiary, except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have or result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice, or has knowledge of any claim, alleging any such violation, except for such violations that, individually or in the aggregate, would not have or result in a Company Material Adverse Effect.

        (b) The Company and its Subsidiaries hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of any Governmental Entity or other Persons necessary for the ownership, leasing, operation, occupancy and use of their respective property and assets and the conduct of their respective businesses as currently conducted ("Permits"), except where the failure to hold such Permits, individually or in the aggregate, would not have or result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as, individually or in the aggregate, would not have or result in a Company Material Adverse Effect.

        Section 3.11   TAXES.

        (a)  Except as would result in a Company Material Adverse Effect,
   (i) the Company and each Subsidiary have timely filed with the appropriate Governmental Entities all Tax Returns required to be filed; (ii) except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the SEC Reports in accordance with GAAP, the Company and each Subsidiary have paid all Taxes (whether or not shown to be due on such Tax Returns), and all Taxes required to be withheld by the Company or any Subsidiary have been timely withheld and paid to the appropriate taxing authority in the manner provided by Law;
   (iii) no federal, state, local or foreign audits, administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries and there are no outstanding Tax deficiencies or assessments asserted to the Company in writing or, to the knowledge of the Company, proposed; (iv) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any Subsidiary; (v) none of the Company or any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes; and (vi) none of the Company or any of its Subsidiaries is liable for the payment of Taxes as a result of any express or implied obligation to indemnify any other Person.

        (b) None of the Company nor any Subsidiary has filed a consent to the application of Section 341(f) of the Code.

        (c) No Debt of the Company or any Subsidiary is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

        (d) Except as set forth on Section 3.11(d) of the Disclosure Schedule, none of the Company nor any Subsidiary has (i) been a member of an affiliated group filing consolidated or combined Tax Returns other than a federal income tax group the common parent of which is the Company, or (ii) has any liability for Taxes of any Person (other than any of the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

        (e) None of the Company or any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

        (f) The transfer pricing agreements or arrangements among the Company and its Subsidiaries or affiliates comply in all material respects with the requirements of applicable Law.

        (g) None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any change in method of accounting for a taxable period ending on or prior to the Effective Time under Section 481 of the Code (or any corresponding provision of Law).

        (h) For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments).

        (i) For purposes of this Agreement, "Tax Return" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

        Section 3.12   INTELLECTUAL PROPERTY.

        (a) The term "Intellectual Property" means any (i) patents, (ii) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names, (iii) inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, proprietary information, trade secrets, and confidential information (including, without limitation, customer and Franchisee lists, Franchisee training materials and related matters, research, Franchisee financial business information and Franchisee marketing and sales plans), whether or not patented or patentable,
   (iv) copyrights, writings and other copyrightable works and works in progress, databases and software, (v) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (vi) all registrations and applications for registration of any of the foregoing, (vii) all common law trademarks and service marks used by the Company or any of its Subsidiaries and (viii) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world. The term "Company IP" means any Intellectual Property used or held for use by the Company or any of its Subsidiaries, in the conduct of their respective businesses as currently conducted.

        (b) Section 3.12(b) of the Disclosure Schedule sets forth, a complete and accurate list (including, the owner, title, registration and/or application number and country of registration and/or application, as applicable) of all of the following Company IP: (i) registered trademarks, (ii) applications for trademark registration,
   (iii) domain names, (iv) patents, (v) applications for patents, (vi) registered copyrights (vii) applications for copyright registration, and (viii) licenses of all Intellectual Property (other than Desktop Software) to or from the Company or any of is Subsidiaries. The Company has delivered or made available to Parent prior to the execution of this Agreement complete and correct copies of all licenses of Company IP both to and from the Company or any of its Subsidiaries, except off-the-shelf business productivity software that is the subject of a shrink wrap or click wrap software license agreement ("Desktop Software").

        (c) The Company IP constitutes all of the Intellectual Property used by and necessary for the Company and its Subsidiaries to operate their respective business as currently conducted, except where the lack of such Intellectual Property would not have or result in a Company Material Adverse Effect. Except for Desktop Software and other Intellectual Property that is the subject of a license agreement as set forth on Section 3.12(c) of the Disclosure Schedule, the Company or its Subsidiary(ies) owns all legal and beneficial right, title and interests in the Company IP, and the Company and/or its respective Subsidiary(ies) has/have the valid, sole and exclusive right to use, assign, transfer and license all such Company IP for the life thereof for any purpose, free from (i) any Liens, and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever, except where such lack of ownership or rights would not have or result in a Company Material Adverse Effect.

        (d) All patent, trademark, service mark, copyright, patent and domain name registrations set forth on Schedule 3.12(b) of the Disclosure Schedule are in full force and effect and have not been abandoned, dedicated, disclaimed or allowed to lapse for non-payment of fees or taxes or for any other reason.

        (e) None of the Company IP owned by the Company or any of the Subsidiaries has been declared or adjudicated invalid, null or void, unpatentable or unregistrable in any judicial or administrative proceeding. To the knowledge of the Company, none of the Company IP used (but not owned) by the Company or any of the Subsidiaries has been declared or adjudicated invalid, null or void, unpatentable or unregistrable in any judicial or administrative proceeding.

        (f) Except as set forth on Section 3.12(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notices of, or has knowledge of, any infringement or misappropriation by or of, or conflict with, any third party with respect to the Company IP or Intellectual Property owned by any third party. Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated or conflicted with any Intellectual Property of any third party except where such infringement, misappropriation, violation or conflict would not have or result in a Company Material Adverse Effect. The operation of the Company and its Subsidiaries does not, as currently conducted, infringe, misappropriate or otherwise violate or conflict with the Intellectual Property of any third party except where such infringement, misappropriation, violation or conflict would not have or result in a Company Material Adverse Effect.

        (g) There is currently no claim that would have or result in a Company Material Adverse Effect by any past or present officer, director, stockholder, employee, consultant, agent or other representative of the Company and its Subsidiaries that he, she or it owns or asserts any rights in (nor has any of them made application for registration of) any of the Company IP and to the knowledge of the Company there are no grounds for any of the foregoing claims; and, to the knowledge of the Company, there are no such claims threatened.

        (h) The transactions contemplated by this Agreement will have no Company Material Adverse Effect on the right, title and interest of the Company and its Subsidiaries in and to the Company IP, and the Company and its Subsidiaries have taken all necessary action to maintain and protect the Company IP set forth on Section 3.12(b) of the Disclosure Schedule and, until the Effective Time, will continue to maintain and protect such Company IP so as to not materially adversely affect the validity or enforceability of such Company IP.

        Section 3.13 CONTRACTS. Except as set forth on Section 3.13 of the Disclosure Schedule, each contract or agreement to which the Company or any of its Subsidiaries or Licensors is a party or by which any of them is bound (including, without limitation, the License Agreements and Franchise Agreements) is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the actual knowledge of the Company, any other Person, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the actual knowledge of the Company, any other Person, except for such failures to be in full force and effect and such breaches and defaults as, individually or in the aggregate, would not have or result in a Company Material Adverse Effect.

        Section 3.14   ENVIRONMENTAL MATTERS.

        (a) Except as disclosed in the SEC Reports filed since January 1, 2000 (the "Recent SEC Reports"), or where noncompliance, individually or in the aggregate, would not have or result in a Company Material Adverse Effect, the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and Environmental Permits.

        (b) Except as disclosed in the Recent SEC Reports, there are no written Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no existing conditions, circumstances or facts that could reasonably be expected to result in an Environmental Claim.

        (c) The Company has set forth on Section 3.14(c) of the Disclosure Schedule all material information, including such studies, audits, analyses and test results, in the possession, custody or control of the Company and its Subsidiaries relating to (i) the Company's and its Subsidiaries' past or present noncompliance with Environmental Laws and Environmental Permits, or (ii) Environmental Conditions on, under or about any of the properties or assets owned, leased, or operated by any of the Company or any of its Subsidiaries at any time or for which any of the Company or any of its Subsidiaries may be liable and that would have or result in a Company Material Adverse Effect.

        (d) Except as disclosed in the Recent SEC Reports, during and, to the knowledge of the Company, prior to, the period of ownership or operation by the Company or any of its Subsidiaries, there were no Releases of Hazardous Substance in, on, under, from or affecting any currently or previously owned or leased properties that would, individually or in the aggregate, have or result in a Company Material Adverse Effect.

        (e) Except as disclosed in the Recent SEC Reports, none of the Company or any of its Subsidiaries has received from any Governmental Entity or other third party any written (or to the knowledge of the Company, other) notice that any of them or any of their predecessors is or may be a potentially responsible party in respect of, or may otherwise bear liability for, any actual or threatened Release of Hazardous Substance at any site or facility that is, has been or could reasonably be expected to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar or analogous federal, state, provincial, territorial, municipal, county, local or other domestic or foreign list, schedule, inventory or database of Hazardous Substance sites or facilities.

        (f)  As used in this Agreement:

                  (i) the term "Environment" means soil, surface waters, ground water, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including, without limitation, any material or substance used in the physical structure of any building or improvement.

                 (ii) the term "Environmental Claim" means any demand, suit, action, proceeding, investigation or notice to any of the Company or any of its Subsidiaries by any Person alleging any potential liability (including, without limitation, potential liability for investigatory costs, risk assessment costs, cleanup costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from
        (1) alleged noncompliance with any Environmental Law or Environmental Permit; (2) alleged injury or damage arising from exposure to Hazardous Substances; or (3) the presence, Release or threatened Release into the Environment, of any Hazardous Substance at or from any location, whether or not owned, leased, operated or used by the Company or any of its Subsidiaries.

                (iii) the term "Environmental Laws" means all Laws in effect as of the date of this Agreement, relating to (1) pollution or protection of the Environment; (2) emissions, discharges, Releases or threatened Releases of Hazardous Substances; (3) threats to human health or ecological resources arising from exposure to Hazardous Substances; or (4) the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conversation and Recovery Act, the Clean Air Act, the Clean Water Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Occupational Safety and Health Act and any similar foreign, state or local Laws.

                 (iv)    the term "Hazardous Substance" means
        (1) chemicals, pollutants, contaminants, hazardous wastes, toxic substances, and oil and petroleum products; (2) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs"), petroleum or petroleum-derived substances or wastes, radon gas or related materials; (3) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder; or (4) any substance that is regulated under any Environmental Law due to its actual or potentially toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or hazardous properties or that could otherwise give rise to liability under any Environmental Law.

                  (v) the term "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying or migration into or upon, any land, soil, sediment, surface water, ground water or air, or otherwise entering into the Environment or resulting in exposure of a Person.

                 (vi) the term "Law" means any foreign, federal, state, local, municipal or provincial law, statute, code, ordinance, regulation, rule, principle of common law or other legally enforceable obligation imposed by a court or other Governmental Entity in the applicable jurisdiction.

                (vii) the term "Environmental Permit" means all Permits or the timely submission of applications for Permits, as required under Environmental Laws.

               (viii) the term "Environmental Condition" means any contamination, damage, injury or other condition related to Hazardous Substances and includes, without limitation: Releases from any present or former Hazardous Substance treatment, storage, disposal or recycling units, underground storage tanks, or wastewater treatment or management systems; or the current presence of asbestos containing materials, lead paint or PCB-containing articles.

        Section 3.15 RELATED PARTY TRANSACTIONS. Except for those arrangements, agreements and contracts set forth on Section 3.15 of the Disclosure Schedule, there are no written arrangements, agreements or contracts currently in effect entered into by the Company or any of its Subsidiaries with any Person who is an executive officer, director or affiliate of the Company or any of its Subsidiaries, or any entity of which any of the foregoing is an affiliate. Except as set forth on
   Section 3.15 of the Disclosure Schedule, there are no amounts owed to the Company or any of its Subsidiaries by any such executive officer, director or affiliate.

        Section 3.16   RELATIONSHIPS WITH FRANCHISEES.

        (a) Section 3.16(a) of the Disclosure Schedule contains a true, correct and accurate list of all current master licensees of the Company and its Subsidiaries with respect to the franchise business (collectively, the "Licensees") as of the date hereof and the states or other jurisdictions in which such Licensees are located, and true, complete and accurate copies of all the written contracts, agreements or arrangements with such Licensees, including any material addenda, modifications or side letters (the "License Agreements"), have been made available for review by Parent.

        (b) Section 3.16(b) of the Disclosure Schedule contains a true, complete and accurate list of all current franchisees of the Company and its Subsidiaries (collectively, "Franchisees") as of the date hereof and the states or other jurisdictions in which such Franchisees are located, and true, complete and accurate copies of all the written contracts, agreements or arrangements with such Franchisees, including any material addenda, modifications or side letters (the "Franchise Agreements"), have been made available for review by Parent.

        (c) Except as set forth on Section 3.16(c) of the Disclosure Schedule, as of the date hereof, neither the Company nor any of the Subsidiaries has received written notice of any default (including any financial or other material obligation) from any other party under any Franchise Agreement or License Agreement. The enforcement by the Company or any of the Subsidiaries of any Franchise Agreement in accordance with its terms will not violate any franchise Law applicable to such Franchise Agreement, except where such noncompliance or enforcement, as the case may be, would not, individually or in the aggregate, have or result in a Company Material Adverse Effect. The Franchise Agreements and License Agreements do not give any Franchisee or Licensee the right, as a result of the consummation of the Merger, to terminate its relationship with the Company or any of its Subsidiaries or reduce the amount of royalties payable by such Franchisee or Licensee to the Company or any of its Subsidiaries.

        (d) Section 3.16(d) of the Disclosure Schedule sets forth a true, complete and accurate list, as of the date hereof, of (i) all states in which the Company or any of its Subsidiaries has registered to offer to sell or has sold its franchises or has received an official written notice from the appropriate state officials that the offer to sell and the sale of its franchises are exempt from the registration provisions of such jurisdiction's franchise registration Laws, and (ii) all other states in which the Company or any of its Subsidiaries or Licensees has offered to sell or has sold its franchises based upon a claimed exemption from the registration provisions of such state's applicable franchise registration laws. True and correct copies of all written notices of registrations and all written notices of exemption, as described in clauses (i) and (ii) above, have been made available to Parent, and such registrations and exemption notices are in full force and effect as of the date hereof except as set forth on Section 3.16(d) of the Disclosure Schedule; in each case, except as, individually or in the aggregate, would not have or result in a Company Material Adverse Effect.

        (e) The Company has delivered to Parent a true, complete and accurate copy of each of the Company's Uniform Franchise Offering Circulars ("UFOCs") that are currently being used in connection with the offers to sell and the sales of its franchises. The UFOCs currently used by the Company and its Subsidiaries (i) comply in all material respects with all applicable Laws pertaining to offers to sell and the sale of franchises in jurisdictions in which they are being used, including, without limitation, in the United States and under the Uniform Franchise Offering Circular Guidelines adopted by the North American Securities Administrators Association on April 25, 1993, and approved by the Federal Trade Commission ("FTC") on December 30, 1993, as an alternative to the FTC disclosure statement, and (ii) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; in all cases, except where any failure to comply or an untrue statement or omission would not, individually or in the aggregate, have or result in a Company Material Adverse Effect.

        Section 3.17 STATE TAKEOVER STATUTES. The Board of Directors has taken all actions necessary so that no "fair price," "moratorium," "control share acquisition" or other antitakeover statute or regulation, including Section 203 of Delaware Law or any applicable antitakeover provision in the Company's certificate of incorporation or bylaws, is applicable to the transactions contemplated by this Agreement, including, without limitation, the Voting Agreement.

        Section 3.18 REQUIRED VOTE OF COMPANY STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon is the only vote of any class of capital stock of the Company required by Delaware Law or the certificate of incorporation or the bylaws of the Company to adopt this Agreement.

        Section 3.19 OPINION OF FINANCIAL ADVISOR. William Blair & Co. has rendered an opinion to the Board of Directors of the Company, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Shares.

        Section 3.20 BROKERS. Except for William Blair & Co., no broker, finder or investment banker is entitled to any brokerage, finder's, financial advisor's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent true and complete information concerning the financial arrangements between the Company and William Blair & Co. pursuant to which such firm would be entitled to any payment as a result of the transactions contemplated hereunder.

        Section 3.21   NO ADDITIONAL REPRESENTATIONS OF WARRANTIES.
   Other than the representations and warranties expressly set forth in this Article III, the Company makes no representations or warranties with respect to itself, its Subsidiaries, its business or otherwise in connection with the transactions contemplated hereby.

                                 ARTICLE IV
                   CONDUCT OF BUSINESS PENDING THE MERGER

        Section 4.1 CONDUCT OF BUSINESS PENDING THE MERGER. The Company covenants and agrees that, between the date of this Agreement and the Effective Time or earlier termination of this Agreement, unless Parent shall otherwise consent in writing:

        (a) the business of the Company and its Subsidiaries shall be conducted only in, and the Company shall not take, or permit any Subsidiary to take, any action except in the ordinary course of business and in a manner consistent with past practice; and the Company will use its reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with Franchisees, customers, suppliers and other Persons with which the Company or any Subsidiary has significant business relations, in each case in the ordinary course of business and in a manner consistent with past practice;

        (b) the Company and its Subsidiaries will not amend their respective certificates of incorporation or bylaws (or comparable organizational documents);

        (c) the Company will not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; and neither the Company nor any of its Subsidiaries will (i) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its Subsidiaries, other than issuances of Shares pursuant to securities, Options, Non-Plan Options or Warrants existing at the date hereof and previously disclosed on Section 3.2(a) to the Disclosure Schedule; (ii) incur any Debt, except in the ordinary course of business and in a manner consistent with past practice;
   (iii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or other securities; or (iv) enter into, amend, terminate, cancel, renew or fail to use reasonable efforts to renew in any material respect any material contract;

        (d) except as set forth on Section 4.1(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries will
   (i) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any employee; (ii) adopt, enter into, amend (except for amendments required by applicable Law or amendments deemed reasonably necessary by the Company to obtain a favorable determination letter from the
   IRS) or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any bonus, incentive compensation, deferred compensation, severance, termination, change in control, retention, hospitalization or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based, pension, retirement or other employee compensation or benefit plan, program agreement or arrangement; or (iii) enter into or amend in any material respect any employment or collective bargaining agreement or, except in accordance with the existing written policies of the Company or existing contracts or agreements, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

        (e) neither the Company nor any of its Subsidiaries will change the accounting principles used by it unless required by GAAP (or, if applicable with respect to Subsidiaries, foreign generally accepted accounting principles);

        (f) neither the Company nor any of its Subsidiaries shall acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any material assets of any other Person;

        (g) neither the Company nor any of its Subsidiaries shall sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of its material assets;

        (h) the Company and its Subsidiaries shall not mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien on any of its material properties or assets;

        (i) neither the Company nor any of its Subsidiaries shall compromise, settle, grant any waiver or release relating to or otherwise adjust any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business and in a manner consistent with past practice;

        (j) neither the Company nor any of its Subsidiaries shall terminate any Franchisee or Licensor other than in the ordinary course of business and in a manner consistent with past practice; and

        (k) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

        Section 4.2    NO SHOPPING.

        (a) The Company and its Subsidiaries will not, directly or indirectly, through any officer, director, agent, financial adviser, attorney, accountant or other representative or otherwise, solicit, initiate or encourage submission of proposals or offers from any Person relating to, or that could reasonably be expected to lead to, an Acquisition Transaction or participate in any negotiations or discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek an Acquisition Transaction; PROVIDED, HOWEVER, that, prior to the approval of this Agreement by the stockholders at the Company Stockholders Meeting, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party that the Board of Directors determines, in its good faith and reasonable judgment, after consultation with its financial advisor, is a Superior Proposal, pursuant to a customary confidentiality agreement with terms not substantially more favorable to such third party than the confidentiality agreement, dated as of October 23, 2002, between the Company and the Parent (the "Confidentiality Agreement"), furnish the same information to such third party as was previously furnished to Parent, as revised or updated to reflect any changes or additions to such information (provided that such revised information is contemporaneously furnished to Parent to the extent it had not been previously so furnished), and negotiate, explore or otherwise engage in substantive discussions with such third party, but only if the Board of Directors determines, in good faith and in its reasonable judgment after consultation with its outside counsel that failing to take such action would result in a breach of the fiduciary duties of the Board of Directors under applicable Law. Notwithstanding the foregoing, the Company shall be permitted to take and disclose to the Company's stockholders a position with respect to the Merger or another Acquisition Transaction proposal, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 under the Exchange Act.

        (b) Except as expressly permitted by this Section 4.2(b), neither the Board of Directors nor any committee thereof may
   (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board of Directors or such committee of the Merger or this Agreement; (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction; or
   (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Transaction (each, an "Acquisition Agreement"). Notwithstanding the foregoing, prior to the approval of this Agreement by the stockholders at the Company Stockholders Meeting, in response to an unsolicited Acquisition Transaction proposal, if the Board of Directors determines, in its good faith reasonable judgment, (1) after consultation with its financial advisor, that such proposal is a Superior Proposal, and (2) after consultation with its outside counsel, that failure to do any of the actions set forth in clauses
   (i) or (ii) above would result in a breach of the fiduciary duties of the Board of Directors under applicable Law, the Board of Directors may withdraw or modify its approval or recommendation of the Merger or this Agreement or approve or recommend an Acquisition Transaction; PROVIDED, HOWEVER, that it gives Parent three Business Days prior written notice of its intention to do so (PROVIDED, FURTHER, that the foregoing will in no way limit or otherwise affect Parent's right to terminate this Agreement pursuant to Section 7.1(g) at such time as the requirements of such subsection have been met). Any such withdrawal or modification of the recommendation of the Board of Directors of the Merger or this Agreement or any such approval or recommendation of an Acquisition Transaction will not change the approval of the Board of Directors for purposes of causing any state takeover statute or other state Law to be inapplicable to the transactions contemplated hereby, including the Merger. Nothing in this Section 4.2(b) shall be construed to (i) permit the Company to terminate this Agreement (except as provided by Section 7.1 of this Agreement), (ii) permit the Company to enter into any agreement with respect to any Acquisition Transaction, or (iii) affect any other obligation of the Company under this Agreement.

        (c) The Company will (i) immediately (and in any event, no later than one Business Day after receipt) advise Parent in writing of the receipt of a request for information or any inquiries or proposals relating to an Acquisition Transaction (including the specific terms and conditions thereof and the identity of the other party or parties involved) and any actions taken pursuant to Section 4.2(a); (ii) promptly deliver to Parent a copy of any such written inquiry or proposal and copies of any information provided to or by any third party relating thereto; and (iii) keep Parent informed of the status of any such request or proposed Acquisition Transaction.

        (d) For purposes of this Agreement, (i) "Acquisition Transaction" means (other than the transactions contemplated by this Agreement) (1) a merger, consolidation or other business combination, share exchange, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or any of its Subsidiaries; (2) acquisition in any manner, directly or indirectly, of a material interest in any voting securities of, or a material equity interest in a material portion of the assets of, the Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions which is structured to permit a third party to acquire beneficial ownership of a majority or greater equity interest in the Company; or (3) the acquisition in any manner, directly or indirectly, of any material portion of the business or assets of the Company, and (ii) "Superior Proposal" means a proposed Acquisition Transaction involving at least a majority of the shares of capital stock of the Company or all or substantially all of the assets of the Company that the Board of Directors determines, after consulting with the Company's financial advisors to be more favorable to the Company's stockholders than the Merger and for which no financing contingency exists; PROVIDED, HOWEVER, that a proposed Acquisition Transaction will not be deemed to be a Superior Proposal unless it involves consideration per Share that exceeds the Merger Consideration.

                                  ARTICLE V
                            ADDITIONAL AGREEMENTS

        Section 5.1 PROXY STATEMENT; SCHEDULE 13E-3. As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, the Proxy Statement and the Schedule 13E-3 and shall promptly thereafter mail to its stockholders the Proxy Statement. The Proxy Statement shall contain the recommendation of the Board of Directors that stockholders of the Company adopt this Agreement. The Company agrees not to mail the Proxy Statement to its stockholders until Parent confirms that the information provided by

   Parent continues to be accurate. If at any time prior to the Company Stockholders Meeting any event or circumstance relating to the Company or any of its Subsidiaries or affiliates, or its or their respective officers or directors, should be discovered by the Company that is required to be set forth in a supplement to the Proxy Statement or the
   Schedule 13E-3, the Company shall promptly inform Parent and Purchaser, so supplement the Proxy Statement and the Schedule 13E-3 and mail such Proxy Statement supplement to its stockholders.

        Section 5.2 MEETING OF STOCKHOLDERS OF THE COMPANY. As promptly as practicable after the date of this Agreement, and clearance by the SEC of the Proxy Statement and the Schedule 13E-3, the Company shall promptly take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene the Company Stockholders Meeting. The Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of adoption of this Agreement. Without limiting the generality of the foregoing but subject to its rights pursuant to
   Section 4.2, the Company agrees that its obligations pursuant to the first sentence of this Section 5.2 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Transaction or the Board of Directors' withdrawal or modification of its recommendation of the Merger or this Agreement.

        Section 5.3 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect as of the Effective Time, and (b) any failure of the Company, Parent or Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the Company shall not be permitted or required to supplement or update any Disclosure Schedule after the date hereof; PROVIDED, FURTHER, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        Section 5.4    ACCESS TO INFORMATION; TRANSITION.

        (a) From the date hereof to the Effective Time, subject to applicable antitrust Laws relating to the exchange of information, the Company shall, and shall cause each of its subsidiaries, its officers, directors, employees, auditors and agents to, afford Parent Representatives reasonable access upon reasonable notice and during normal business hours to its officers, employees, agents, properties (including for purposes of conducting environmental assessments and sampling of the Environment), offices and other facilities and to all books and records, and shall furnish Parent and Purchaser with all financial, operating and other data and information as Parent or Purchaser, through Parent Representatives, may reasonably request for purposes consistent with this Agreement and the transactions contemplated hereby.

        (b) Parent and Purchaser will, and will cause their affiliates and each of their respective officers, directors, employees, financial advisors, agents and other authorized representatives (the "Parent Representatives") to, hold in strict confidence all data and in accordance with the Confidentiality Agreement and be responsible for any breaches of such obligation by the Parent Representatives.

        Section 5.5    REASONABLE BEST EFFORTS; COOPERATION.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, subject to applicable Laws, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to consummation of the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

        (b) In connection with and without limiting the foregoing, the Company and Parent will, in compliance with applicable Laws (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement will be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective Subsidiaries if the Parent determines that so doing would materially impair the benefit intended to be obtained by Parent in the Merger.

        (c) Each of Parent and the Company will (i) make the filings required of such party under Competition Laws with respect to the Merger and the other transactions contemplated by this Agreement as soon as practicable or as otherwise required after the date of this Agreement; (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the FTC or the Department of Justice (the "DOJ") or any other Governmental Entity in respect of such filings or the Merger and the other transactions contemplated by this Agreement; (iii) promptly notify the other of (A) the receipt of any comments on, or any request of amendments or supplements to any such filings or information, documents, or other materials by any Governmental Entity or official and (B) any other communications from or with any Governmental Entity with respect to the Merger; and (iv) cooperate with the other party in connection with making any filing under Competition Laws and in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity under Competition Laws with respect to the Merger and the other transactions contemplated by this Agreement, including (A) keeping the other party apprised of the status of matters relating to the completion of the transactions contemplated hereby and working cooperatively in connection with obtaining any consents from any Governmental Entity, (B) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance and to the extent permitted by such Governmental Entity gives the other party the opportunity to attend and participate therein, and (C) providing copies of all such documents and correspondence to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Notwithstanding anything to the contrary contained herein, in no event will Parent be required to (1) dispose of or hold separate any material portion of its, the Surviving Corporation's or any of their respective affiliates or Subsidiaries assets or business or the Company's assets or business, (2) accept any material limitation on its, the Surviving Corporation's or any of their respective affiliates or Subsidiaries ability to acquire, operate or hold their respective assets or business or the Company's asset or business, or (3) defend any litigation instituted by the FTC or the DOJ or any other Governmental Entity that seeks to restrain or prohibit the consummation of the Merger or that seeks to impose any of the actions set forth in clauses (1) or (2) above.

        (d) The Company and the Subsidiaries will provide reasonable cooperation with Parent to obtain all releases, including, without limitation, under the Uniform Commercial Code, of any financing statements filed against any of the assets or properties of the

   Company or any of its Subsidiaries, evidencing discharge, removal and termination of Liens in respect of Debt of the Company to be retired by Parent in connection with the transactions contemplated by this Agreement. In addition, unless otherwise requested by Parent in writing the Company will use commercially reasonable efforts to cause the amounts owed to it set fourth on Section 3.15 to be paid to it at or prior to the Effective Time.

        Section 5.6 PUBLIC ANNOUNCEMENTS. Parent and the Company will consult with each other before holding any press conferences, analysts calls or other meetings or discussions and before issuing any press release or other public announcements with respect to the transactions contemplated by this Agreement, including the Merger. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, including the Merger, and will not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement will be mutually agreed upon prior to the issuance thereof. In addition, the Company will, and will cause its Subsidiaries to, (a) consult with Parent regarding communications with customers, stockholders, Franchisees and employees relating to the transactions contemplated by this Agreement, and (b) allow and facilitate Parent reasonable contact with stockholders and Franchisees of the Company in accordance with applicable Law and upon prior written approval from the Company in each instance.

        Section 5.7    AGREEMENT TO DEFEND AND INDEMNIFY.

        (a) The certificate of incorporation and bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who as of the date hereof were directors, officers, employees, fiduciary or agents of the Company or otherwise entitled to indemnification under the certificate of incorporation, bylaws or indemnification agreements (the "Indemnified Parties"); PROVIDED, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made shall continue until the disposition of such Claim. It is understood and agreed that the Company shall, to the fullest extent permitted under Delaware Law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Parent will cause the Surviving Corporation, to the fullest extent permitted under Delaware Law, to indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including without limitation liabilities arising out of this transaction, to the extent that it was based on the fact that such Indemnified Party is or was a director, officer or employee of the Company and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation, as applicable, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and PROVIDED, FURTHER, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.7 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. For three years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; PROVIDED, HOWEVER, that the Surviving Corporation will not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by the Company for such insurance; and PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of its Board of Directors, for a cost not exceeding such amount. This Section 5.7 shall survive the consummation of the Merger. Parent shall cause Surviving Corporation to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any Person to enforce the obligations of Parent and the Surviving Corporation under this Section 5.7. Notwithstanding
   Section 8.7 hereof, this Section 5.7 is intended to be for the benefit of and to grant third party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

        (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this
   Section 5.7.

        Section 5.8 STOCKHOLDER LITIGATION. The parties to this Agreement will cooperate and consult with one another, to the fullest extent possible, in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties will use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, the Company agrees that it will not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without Parent's prior written consent, which will not be unreasonably withheld or delayed.

        Section 5.9 STANDSTILL AGREEMENTS; CONFIDENTIALITY AGREEMENTS. During the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party, other than (a) the Confidentiality Agreement, pursuant to its terms or by written agreement of the parties thereto; (b) confidentiality agreements under which the Company does not provide any confidential information to third parties; or (c) standstill agreements that do not relate to the equity securities of the Company or any of its Subsidiaries. During such period, the Company will enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

        Section 5.10 DELISTING. Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from The Nasdaq National Market, provided that such delisting shall not be effective until after the Effective Time of the Merger.

        Section 5.11   EMPLOYEE AND TERMINATION BENEFITS.

        (a) Except as otherwise provided in this Section 5.11 and except with respect to the individuals set forth on Section 5.11(a) of the Disclosure Statement, as of and after the Effective Time, and at Purchaser's election and subject to the requirements of the Code and ERISA, the Employee Plans shall continue to be maintained separately or terminated; PROVIDED, HOWEVER, that the Surviving Corporation or Parent shall, through December 31, 2004, provide employees who continue employment with the Surviving Corporation or Parent after the Effective Time ("Continuing Employees") and their dependents with employee benefits that are substantially comparable, in the aggregate, to those available to such Continuing Employees and their dependents at the Effective Time. In furtherance of the foregoing, in the event of a termination of any or all Employee Plans, Continuing Employees shall receive credit for all service with both the Company and the Surviving Corporation or Parent at any time prior to the effective time of such termination for purposes of eligibility and vesting determination under any successor or substitute Surviving Corporation Employee Plan or Parent Employee Plan. Such prior service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements, and evidence of insurability requirements of any successor or substitute Surviving Corporation or Parent health plan. Continuing Employees who become covered under a successor or substitute Surviving Corporation health plan or Parent health plan shall not be required to satisfy the deductible limitations of such health plan for the plan year in which coverage commences to the extent that prior to the time coverage commences the dollar amount of such deductibles have been satisfied for such Continuing Employees under a Company health plan.

        (b) The Surviving Corporation or Parent, as the case may be, shall honor all obligations under the 2003 Associate Bonus Plan and the Executive Bonus Plan and shall make the payments required thereunder, which payments shall be calculated as set forth on Section 5.11(b) of the Disclosure Schedule. The budgeted amounts for such payments are set forth on Section 5.11(b) of the Disclosure Schedule.

        (c) For the period from the Effective Time until the first anniversary of the Effective Time, the Surviving Corporation or Parent shall provide severance benefits to any Continuing Employee in accordance with the severance pay guidelines set forth on Section 5.11(c) of the Disclosure Schedule.

        (d) In the event of any termination of any Company health or disability plan, (i) terminated Company or Surviving Corporation employees and qualified beneficiaries will have the right to continued coverage under group health plans of the Surviving Corporation or Parent, as the case may be, as required by Code Section 4980B(f) and ERISA Sections 601 through 609 ("COBRA"), and (ii) any pre-existing condition, limitation or exclusion in a successor or substitute Surviving Corporation or Parent health or disability plan shall not apply to Continuing Employees or their covered dependents who have satisfied such pre-existing condition limitation or exclusion waiting period under a Company health or disability plan with respect to such pre-existing condition at the time of such termination of the Company health or disability plan.

        (e) Notwithstanding any other provision of this Agreement to the contrary, effective as of the Closing Date, except as required by COBRA, no Employee Plan shall provide benefits to any individual who is not a current or former employee of the Company or any of its Subsidiaries.

        (f) The Surviving Corporation shall honor its obligations set forth on Section 5.11 of the Disclosure Schedule.

        Section 5.12 TAX TREATMENT. The parties to this Agreement (and each of their affiliates, employees, representatives, or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and the Contribution Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to the taxpayer relating to such tax treatment or tax structure; PROVIDED, HOWEVER, that the parties shall not be required to disclose non-tax related proprietary business information.

                                 ARTICLE VI
                            CONDITIONS OF MERGER

        Section 6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

        (a) STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the requisite vote of the stockholders of the Company under Delaware Law.

        (b) NO CHALLENGE. No Law, judgment, writ, decree, order or injunction (whether temporary, preliminary or permanent) shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity or by any court of competent jurisdiction, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

        (c) GOVERNMENTAL AND REGULATORY APPROVALS. All consents, approvals and actions of, filings with and notices to any Governmental Entity required of Parent, Purchaser, the Company or any of its Subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken is reasonably expected to have or result in a material adverse effect on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been obtained.

        (d) HSR ACT. The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act, if any, shall have expired or been terminated.

        Section 6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND PURCHASER TO EFFECT THE MERGER. The obligations of Parent and Purchaser to effect the Merger shall be further subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

        (a) REPRESENTATIONS AND WARRANTIES. Those representations and warranties of the Company set forth in this Agreement which are qualified by materiality or a Company Material Adverse Effect or words of similar effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties shall be true and correct as of such date). Those representations and warranties of the Company set forth in this Agreement which are not so qualified by materiality or a Company Material Adverse Effect or words of similar effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties shall be true and correct in all material respects as of such date). Notwithstanding the foregoing, the representations and warranties of the Company set forth in Sections 3.2, 3.3 and 3.5(b) and (c) shall be true and correct on the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date).

        (b) AGREEMENTS AND COVENANTS. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company required to be performed or complied with by it under this Agreement, including, without limitation, its obligations under Section 4.1 hereof.

        (c) DISSENTING SHARES. The holders of not more than ten percent (10%) of the issued and outstanding shares of Company Common Stock shall have taken action prior to or at the time of the stockholders vote on the Merger as is necessary as of that time to entitle them to the statutory dissenters' rights referred to in Section 1.7.

        (d) NO COMPANY MATERIAL ADVERSE EFFECT. There shall not have occurred any Company Material Adverse Effect.

        (e) CANCELLATION OF OPTIONS, NON-PLAN OPTIONS AND WARRANTS. Each Option, Non-Plan Option and Warrant shall have been exercised, forfeited or cancelled.

        (f) CONTRIBUTION AGREEMENT. Parent, Riverside and the Rollover Stockholders shall have consummated the transactions contemplated by the Contribution Agreement.

        (g) CONSENTS, ETC. Any consent, authorization, order or approval of (or filing or registration with) any third party identified on Section 6.2(g) of the Disclosure Schedule.

        (h) MINIMUM EBITDA. Twelve-month trailing EBITDA is not less than $6,460,000, as calculated and certified by the Company's chief financial officer and measured as of the month end immediately preceding the mailing of the Proxy Statement pursuant to Section 5.1.

         Section 6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligations of the Company to effect the Merger shall be further subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

        (a) REPRESENTATIONS AND WARRANTIES. Those representations and warranties of Parent and Purchaser set forth in this Agreement which are qualified by materiality or a Parent Material Adverse Effect or words of similar effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations shall be true and correct as of such date). Those representations and warranties of Parent and Purchaser set forth in this Agreement which are not so qualified by materiality or a Parent Material Adverse Effect or words of similar effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties shall be true and correct in all material respects as of such date).

        (b) AGREEMENTS AND COVENANTS. Parent and Purchaser shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Parent and Purchaser required to be performed or complied with by them under this Agreement.

        (c) CONTRIBUTION AGREEMENT. Parent and Riverside shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants required to be performed or complied with by them under the Contribution Agreement.

                                 ARTICLE VII
                      TERMINATION, AMENDMENT AND WAIVER

        Section 7.1 TERMINATION. This Agreement may be terminated at any time before the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company:

        (a) By mutual written consent of Parent and the Company by action of their respective Board of Directors;

        (b) By either Parent or the Company if a court of competent jurisdiction or Governmental Entity shall have issued a final nonappealable order, decree or ruling or taken any other action (which order, decree, ruling or actions the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

        (c) By either Parent or the Company if the Merger has not been consummated by December 31, 2003, or such later date, if any, as Parent and the Company mutually agree upon; PROVIDED, HOWEVER, that no party may terminate this Agreement pursuant to this paragraph (c) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the consummation of the Merger shall not have occurred on or before said date;

        (d) By either Parent or the Company, if the stockholders of the Company fail to adopt this Agreement at the Company Stockholders Meeting (including any postponement or adjournment thereof);

        (e) By the Company, if it shall not be in material breach of its representations, warranties, covenants or agreements hereunder, if (i) there shall be a material breach of any of Parent's or Purchaser's representations or warranties hereunder, which breach shall not have been cured within 30 days of the receipt of written notice thereof by Parent from the Company, or (ii) there shall have been a material breach on the part of Parent or Purchaser of any of their respective covenants or agreements hereunder, which breach shall not have been cured within 30 days of the receipt of written notice thereof by Parent from the Company;

        (f) By Parent, if it shall not be in material breach of its representations, warranties, covenants or agreements hereunder, if (i) there shall be a material breach of any of the Company's representations or warranties hereunder, which breach shall not have been cured within 30 days of the receipt of written notice thereof by the Company from Parent, or (ii) there shall have been a material breach on the part of the Company of any of its covenants or agreements hereunder, which breach shall not have been cured within 30 days of the receipt of written notice thereof by the Company from Parent;

        (g) By Parent, at any time prior to the approval of this Agreement by the stockholders at the Company Stockholders Meeting, if
   (i) the Board of Directors shall have withdrawn, modified or changed its recommendation or approval in respect of this Agreement or the Merger; (ii) the Board of Directors shall have recommended any proposal other than by Parent or Purchaser in respect of an Acquisition Transaction; or (iii) the Board of Directors shall have resolved to take any of the foregoing actions; or

        (h) By Parent, if the condition set forth in Section 6.2(h) is not satisfied in accordance with its terms.

        Section 7.2    EFFECT OF TERMINATION.

        (a)  In the event of termination of this Agreement as provided in
   Section 7.1 hereof, the terminating party shall provide prompt written notice to the other party of such termination and the applicable grounds therefor under this Section 7.1 (except in the case of a termination pursuant to Section 7.1(a)), and this Agreement shall forthwith become void and there shall be no liability on the part of the Parent, Purchaser or the Company, except (i) as set forth in Sections 5.4 (b), 5.6, 7.2 and 8.3 hereof, and (ii) subject to the limitations set forth in Section 7.2(b), nothing herein shall relieve any party from liability for any breach of this Agreement. All payments to be made in accordance with the provisions of Section 7.2(b) shall be made by wire transfer of immediately available funds.

        (b)  (i)  (1) If this Agreement is terminated in accordance with
        Section 7.1(f) as a result of a willful breach by the Company which frustrates the consummation of the Merger (including, without limitation, a breach of Section 4.2), then the Company shall promptly (but not later than two Business Days after any termination notice delivered in accordance with Section 7.2(a)) pay Parent's actual and reasonably documented Expenses, which shall not exceed $750,000; (2) if this Agreement is terminated in accordance with Section 7.1(f), and, if at the time of the Company's breach of this Agreement, there shall have been a third-party offer or proposal with respect to an Acquisition Transaction which at the time of such termination shall not have been rejected by the Company and the Board of Directors or withdrawn by the third party then the Company (jointly and severally with its affiliates) shall promptly (but no later than two Business Days after any termination notice delivered in accordance with Section 7.2(a)) pay Parent's actual and reasonably documented Expenses, which shall not exceed $750,000, and if within two years of any such termination the Company or an affiliate thereof becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or consummates an Acquisition Transaction with such offeror or an affiliate thereof, then, no later than two Business Days after the consummation of such Acquisition Transaction, if any, the Company (jointly and severally with its affiliates) shall pay Parent or its designee a fee equal to $2,000,000 (the "Termination Fee"); PROVIDED, HOWEVER, that in no event shall the Termination Fee provided for in Section 7.2(b)(ii) be payable if the Termination Fee referred to in this Section 7.2(b)(i)(2) has been paid; and
        (3) if this Agreement is terminated in accordance with Section 7.1(f) for any reason other than as set forth in clauses (1) and
        (2), then Parent will be entitled to pursue any and all rights and remedies it may have against the Company at Law or in equity, but will be limited to a maximum aggregate recovery against the Company and its affiliates of $100,000. The remedies set forth in this Section 7.2(b)(i), as applicable, will constitute the sole and exclusive remedies of Parent and Purchaser for any claims arising from Section 7.1(f) of this Agreement.

                 (ii) If an Acquisition Transaction shall have been made known to the Company or any of its Subsidiaries or has been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Transaction, and (1) this Agreement is terminated by either the Company or Parent in accordance with
        Section 7.1(d), then the Company shall (x) promptly (but no later than two Business Days after any termination notice delivered in accordance with Section 7.2(a)) pay Parent or its designee Parent's actual and reasonably documented Expenses, which shall not exceed $750,000, and (y) no later than two Business Days after the consummation of such Acquisition Transaction, if any, pay the Termination Fee or (2) this Agreement is terminated by Parent in accordance with Section 7.1(g), then the Company shall
        (x) promptly (but no later than two Business Days after any termination notice delivered in accordance with Section 7.1(a)) pay Parent or its designee Parent's actual and reasonably documented Expenses, which shall not exceed $750,000, and (y) no later than two Business Days after the consummation of such Acquisition Transaction, if any, pay the Termination Fee. The Company acknowledges that the agreements contained in Sections 7.2(b)(i) and (ii) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. The remedies set forth in this Section 7.2(b)(ii), as applicable, will constitute the sole and exclusive remedies of Parent and Purchaser for any claims arising from Sections 7.1(d) and (g) of this Agreement.

                (iii) If, at any time after the conditions set forth in Section 6.1 and Section 6.2 have been satisfied, this Agreement is terminated in accordance with Section 7.1(e) as a result of a willful breach by Parent or Purchaser which frustrates the consummation of the Merger, then Parent (jointly and severally with its affiliates) shall promptly (but not later than two Business Days after any termination notice delivered in accordance with Section 7.2(a)) pay to the Company the Termination Fee plus the Company's actual and reasonably document Expenses, which shall not exceed $750,000. If this Agreement is terminated pursuant to Section 7.1(e) for any reason other than as set forth in the preceding sentence, then Company shall be entitled to pursue any and all rights and remedies it may have at Law or in equity against Parent or Purchaser but will be limited to a maximum aggregate recovery against Parent, Purchaser and their affiliates of $100,000. The remedies set forth in this
        Section 7.2(b)(iii) will constitute the sole and exclusive remedies of the Company for any claims arising from Section 7.1(e) of this Agreement.

        (c) The term "Expenses" means all reasonable out-of-pocket fees, costs and other expenses incurred or assumed by Parent or Purchaser, or the Company, as the case may be, or incurred on their behalf in connection with this Agreement or any of the transactions contemplated hereby, including, but not limited to, in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Merger and the other transactions contemplated hereby, or any commitments or agreements relating to such financing, including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other Persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Merger and any other transactions contemplated hereby or structuring, negotiating or advising with respect to such transactions or such financing, and all fees and expenses of counsel, accountants, experts and environmental, actuarial, insurance and other consultants to Parent or Purchaser, or the Company, as the case may be.

                                ARTICLE VIII
                             GENERAL PROVISIONS

        Section 8.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I and Section 5.7 shall survive the Effective Time indefinitely and those set forth in Sections 5.4(b), 5.6, 7.2 and 8.3 shall survive termination indefinitely.

        Section 8.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered if delivered personally or by overnight courier, (b) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), and, in each case to the parties at the following addresses or facsimile number (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

        (a)  if to Parent or Purchaser:

        c/o The Riverside Company
        Rockefeller Center
        630 Fifth Avenue, Suite 1530
        New York, NY 10011
        Attention:  Chief Financial Officer
        Facsimile:  212-265-6478

        With a copy (which shall not constitute notice) to:

        Jones Day
        2882 Sand Hill Road
        Suite 240
        Menlo Park, CA  94025
        Attention:  Sean M. McAvoy
        Facsimile:  650.739.3900

        (b)  if to the Company:

        The Dwyer Group, Inc.
        1010 N. University Parks Drive
        Waco, TX  76707
        Attention:  President
        Facsimile:  254.745.2590

        With a copy (which shall not constitute notice) to:

        Schiff, Hardin & Waite
        6600 Sears Tower
        Chicago, IL  60606
        Attention:  Michael D. Lurie
        Facsimile:  312.258.5600

        Section 8.3    EXPENSES.  Except as expressly set forth in
   Section 7.2(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

        Section 8.4    CERTAIN DEFINITIONS.  For purposes of this
   Agreement, the term:

        (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

        (b) "Change of Control" means if at any time any of the following events shall have occurred:

                  (i) Parent is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of shares of Parent Common Stock outstanding immediately prior to such transaction;

                 (ii) Parent sells or otherwise transfers all or substantially all of its assets to any other corporation (other than a subsidiary of Parent) or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of shares of Parent Common Stock outstanding immediately prior to such sale or transfer;

                (iii)   If 2000 Riverside Capital Appreciation Fund, L.
        P. together with its affiliates cease for any reason, other than a public offering of the Parent's equity securities, to own a majority of the combined voting power of the outstanding securities of Parent;

                 (iv) If, at any time after any public offering of any of Parent's equity securities, any "person" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act ) (other than Parent, any trustee or other fiduciary holding securities under an employee benefit plan of Parent, or any corporation owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of stock of Parent), directly or indirectly, of securities of Parent representing more than fifty percent (50%) of the combined voting power of Parent's then outstanding securities; or

                  (v) The stockholders of Parent approve a plan of complete liquidation or dissolution of Parent.

        (c) "Company Material Adverse Effect" means any change or effect that is materially adverse to the business, assets, properties (including intangible properties), financial condition, results of operations, liabilities or regulatory status of the Company and the Subsidiaries taken as a whole; PROVIDED, HOWEVER, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any change or effect that results from (i) conditions affecting the United States economy generally;
   (ii) conditions affecting the franchising industry generally, so long as such changes or effects do not affect the Company and its Subsidiaries in a disproportionate manner as compared to companies of a similar size; and (iii) any acts of terrorism against the United States or any war involving the armed forces of the United States; PROVIDED, FURTHER that the Company shall bear the burden of proof in any proceeding or action with regard to establishing that any change or effect is not Company Material Adverse Effect because it is attributable to the causes or effects set forth in clauses (i), (ii) or (iii) of this sentence;

        (d) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

        (e) "EBITDA" means the Company's consolidated net income as reflected in the Company's consolidated financial statements for the relevant period, excluding (i) any extraordinary gains or losses, plus
   (i) the amount reflected in such financial statements as expenses incurred for interest, income Taxes, depreciation and amortization, but only to the extent that such items were deducted in computing the Company's consolidated net income, and (ii) any expenses or charges relating to the consummation of the transactions contemplated by this Agreement, including, without limitation, any and all financial advisory fees and expenses, legal and accounting fees and expenses, printing, mailing and proxy solicitation costs, filing fees and expenses and compensation, in the amounts set forth on Section 3.6 of the Disclosure Schedule, paid to members of the independent special committee of the Board of Directors, calculated consistent with prior practice and in each case (x) in accordance with GAAP as in effect during such period and as consistently applied by the Company; and (y) without giving effect after the date of this Agreement to any (A) change in any accounting, financial reporting or Tax practice or policy of the Company or any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax (B) write-off or write-down of or any determination to write-off or down any of the assets and properties of the Company not consistent with prior practice (C) change in the general pricing practices or policies or any change in the credit or allowance practices or policies of the Company not in the ordinary course of business consistent with prior practice;

        (f) "Knowledge of the Company" or words of similar import means all information that is actually known after reasonable inquiry by the individuals set forth on Section 8.4 of the Disclosure Schedule;

        (g) "Person" means an individual, corporation, partnership, limited liability company, association, trust or any unincorporated organization;

        (h) "tax structure" means any fact that may be relevant to understanding the purported or claimed Federal income tax treatment of the transaction; and

        (i) "tax treatment" means a purported or claimed Federal income tax treatment of the transaction.

        Section 8.5 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 8.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

        Section 8.7 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Voting Agreement, the Contribution Agreement and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Except as expressly provided in Article I,
   Section 5.7 and Section 5.11 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such persons only following the Effective Time), this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

        Section 8.8 ASSIGNMENT. This Agreement shall not be assigned by operation of Law or otherwise, except that Parent and Purchaser may assign all or any of their rights hereunder to any affiliate of Parent or to or for the account of any financing sources solely and specifically for the purposes of securing any debt; PROVIDED, HOWEVER, that no such assignment shall relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of the parties hereto and their respective successors and assigns.

        Section 8.9 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

        Section 8.10 AMENDMENT. This Agreement may be amended by agreement of the parties hereto in writing by action taken by (a) Parent and Purchaser, and (b) by or on behalf of the Company's Board of Directors at any time before the Effective Time notwithstanding the adoption of this Agreement by the stockholders of the Company; PROVIDED, HOWEVER, that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of Shares. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        Section 8.11 WAIVER. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and, except as otherwise set forth in Section 7.2, none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

        Section 8.12 CONSENT TO JURISDICTION. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and
   (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or an Delaware state court.

        Section 8.13 SPECIFIC ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or a Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity.

        Section 8.14 INTERPRETATION. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

        Section 8.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

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                                    -52-







        IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                      TDG HOLDING COMPANY


                                      By:  /s/ Stuart Baxter
                                           ------------------------------
                                           Name: Stuart Baxter
                                           Title: President


                                      TDG MERGER CO.


                                      By:  /s/ Stuart Baxter
                                           ------------------------------
                                           Name: Stuart Baxter
                                           Title: President


                                      THE DWYER GROUP, INC.


                                      By:  /s/ Dina Dwyer-Owens
                                           ------------------------------
                                           Name: Dina Dwyer-Owens
                                           Title: President & CEO
























                                    -53-